Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-196235

July 15, 2014

PROSPECTUS SUPPLEMENT NO. 1

14,825,000 Shares of Common Stock

This prospectus supplement amends the prospectus dated June 19, 2014 (the “Prospectus”) to allow the selling stockholders named in the Prospectus (the “Selling Stockholders”) to resell, from time to time, up to 14,825,000 shares of our common stock. The shares of our common stock covered by the Prospectus (the “Shares”) were issued by us to the selling stockholders in a private placement on May 20, 2014, as more fully described in the Prospectus.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 11, 2014, which is set forth below. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

Our shares of common stock are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “PAH.”  The closing sale price on the NYSE for our shares of common stock on July 14, 2014 was $27.39 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

Investing in our common stock involves risks.  You should carefully consider the risks that we have described in “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus, before investing in the Shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

You should rely only on the information contained in the Prospectus, this prospectus supplement or any future prospectus supplement or amendment.  Neither we nor the selling stockholders have authorized anyone to provide you with different information.  The selling stockholders are not making an offer of their Shares in any state where such offer is not permitted.

The date of this Prospectus Supplement No. 1 is July 15, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 11, 2014

Platform Specialty Products Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-36272	37-1744899
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5200 Blue Lagoon Drive Suite 855 Miami, FL	33126
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 575-5850

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 17, 2014 by Platform Specialty Products Corporation (“Platform”), Platform entered into a Stock and Asset Purchase Agreement with Chemtura Corporation (together with certain of its subsidiaries, the “Sellers”), pursuant to which Platform agreed to acquire the Sellers’ agrochemicals business, the Chemtura AgroSolutions Business of Chemtura Corporation (“Chemtura AgroSolutions”), for approximately $1.00 billion, subject to customary closing conditions (the “Chemtura Acquisition”).

There can be no assurance that the proposed Chemtura Acquisition will close, or be completed in the time frame, on the terms or in the manner currently anticipated. However, considering its business and rapid growth strategies, Platform believes that information about Chemtura AgroSolutions is helpful at this time for understanding Platform’s own business and financial information. The purpose of this Current Report on Form 8-K is to voluntarily file the audited combined balance sheets of Chemtura AgroSolutions as of December 31, 2013 and 2012, and the related combined statements of income, comprehensive income, net parent investment, and cash flows for each of the years in the two-year period ended December 31, 2013, as if required under Item 9.01 of Form 8-K.

Item 9.01   Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

Proposed Acquisition of Chemtura AgroSolutions

The audited combined balance sheets of Chemtura AgroSolutions as of December 31, 2013 and 2012, and the related combined statements of income, comprehensive income, net parent investment, and cash flows for each of the years in the two-year period ended December 31, 2013 are voluntarily filed herewith as Exhibit 99.1 and incorporated by reference in this Item 9.01(a).

(d)	Exhibits

Exhibit Number	Exhibit Title
23	Consent of independent auditors of Chemtura AgroSolutions
99.1
Audited combined balance sheets of Chemtura AgroSolutions as of December 31, 2013 and 2012, and the related combined statements of income, comprehensive income, net parent investment, and cash flows for each of the years in the two-year period ended December 31, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATFORM SPECIALTY PRODUCTS CORPORATION

July 11, 2014	By:	/s/ Frank J. Monteiro
	Name:	Frank J. Monteiro
	Title:	Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Title
23	Consent of independent auditors of Chemtura AgroSolutions
99.1
Audited combined balance sheets of Chemtura AgroSolutions as of December 31, 2013 and 2012, and the related combined statements of income, comprehensive income, net parent investment, and cash flows for each of the years in the two-year period ended December 31, 2013